QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MarkWest Energy Partners, L.P. Prices $225 Million
Private Placement of Senior Notes Due 2014

        DENVER—October 19, 2004—MarkWest Energy Partners, L.P. (AMEX:MWE) and its newly formed subsidiary, MarkWest Energy Finance Corporation, announced today the pricing of $225 million of 6.875% senior unsecured notes due 2014 (the "Senior Notes").

        The Partnership intends to use a portion of the net proceeds from the private placement to repay all of the indebtedness outstanding under its revolving credit facility and the balance of the net proceeds for general corporate purposes.

        The Senior Notes have not been registered under the Securities Act of 1933, as amended, (the "Securities Act"), or any state securities laws, and unless so registered, the Senior Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Senior Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.

###

All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (the "SEC"). Among the factors that could cause results to differ materially are those risks discussed in our Form S-3, our Form 10-K and Form 10-K/A and our Forms 10-Q for the current year, as filed with the SEC.

QuickLinks

MarkWest Energy Partners, L.P. Prices $225 Million Private Placement of Senior Notes Due 2014